Prospectus Supplement
                                                      Filed under Rule 424(b)(3)
                                                   Registration Number 333-58202

                       InteliData Technologies Corporation

         The prospectus (the "Prospectus") dated August 23, 2001, relating to the sale from time to time of up to 6,900,000 shares of our common stock that we have issued to an escrow agent for the benefit of the selling stockholders named in the Prospectus, is hereby supplemented by replacing the Prospectus in its entirety with the prospectus set forth below.


--------------------------------------------------------------------------------

                               P R O S P E C T U S
--------------------------------------------------------------------------------

                                6,443,000 Shares

                             INTELIDATA TECHNOLOGIES
                                   CORPORATION

                                  Common Stock
                              ---------------------




     This prospectus relates to the offer and sale from time to time of up to 6,443,000 shares of our common stock that we have issued to an escrow agent for the benefit of the selling stockholders named in this prospectus. The selling stockholders shall receive from the escrow agent the shares being registered by this prospectus as the result of our acquisition of Home Account Holdings, Inc. pursuant to an agreement and plan of merger, dated as of January 11, 2001.


     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may sell the shares of our common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time or at prices negotiated with the buyers of shares. We do not know, however, when the proposed sales of the shares by the selling stockholders will occur. More detailed information concerning the distribution of the shares is contained in the section of this prospectus entitled "Plan of Distribution" which begins on page 14.


     We are registering the offer and sale of the shares of common stock to satisfy our contractual obligations to provide the selling stockholders with freely tradable shares. We will not receive any of the proceeds from the sale of the shares.


     Our common stock is listed on the Nasdaq National Market under the trading symbol "INTD." The reported closing price on the Nasdaq National Market on December 20, 2001 was $2.70 per share.



     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

                            ________________________

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is December 26, 2001

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
The Company....................................................................3
Forward Looking Information....................................................4
Risk Factors...................................................................5
Capitalization................................................................11
Use of Proceeds...............................................................11
Selling Stockholders..........................................................11
Plan of Distribution..........................................................14
Legal Matters.................................................................15
Experts  .....................................................................15
Where You Can Find More Information...........................................15
Information Incorporated by Reference.........................................16


     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders, as defined below, are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.


     In this prospectus, "selling stockholders" refers to the persons identified in the section titled "Selling Stockholders" beginning on page 11.


     In this prospectus, "InteliData," "we," "us" and "our" refer to InteliData Technologies Corporation.

                               PROSPECTUS SUMMARY


     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risk of investing in our common stock discussed under the section "Risk Factors" beginning on page 5.


                                   THE COMPANY


     InteliData develops and markets software products and consulting services for the financial services industry. We supply Internet banking, electronic bill presentment and payment, or EBPP, software to financial institutions that want to provide their own remote banking services. We also serve as an application service provider, or ASP, by providing Internet hosting and service bureau solutions to financial institutions, including bankcard issuers.


     We develop and market software products and services to assist financial institutions in their Internet banking and electronic bill payment initiatives. The products are designed to assist consumers in accessing and transacting business with their financial institutions electronically, and to assist financial institutions in connecting to and transacting business with third party processors. The services focus on providing these same services to financial institutions, including bankcard issuers, on an outsourced basis, as well as consulting and maintenance agreements that support our products.


     Our principal executive offices are located at 11600 Sunrise Valley Drive, Suite 100, Reston, Virginia 20191, and our telephone number is (703) 259-3000.


                               RECENT DEVELOPMENTS

     On December 5, 2001, we completed a private placement of 2,862,727 shares of common stock at a price of $2.75 per share and warrants to acquire up to 1,431,364 shares of common stock for $2.75 per share with certain institutional investors. In connection with the private placement, we also issued warrants to affiliates of our placement agent to acquire up to 286,273 shares of common stock for $2.75 per share. The proceeds of the private placement are to be used for general corporate purposes.

     On January 11, 2001, we acquired Home Account Holdings, Inc. and its operating subsidiary, Home Account Network, Inc., by means of the merger of one of our wholly owned subsidiaries with and into Home Account Holdings, with Home Account Holdings surviving the merger. Under the terms of the merger agreement, we purchased Home Account Holdings for approximately $320,000 in cash and 6,900,000 shares of our common stock. Home Account Holdings is now a wholly owned subsidiary of InteliData.


                                  THE OFFERING

Common stock offered by selling stockholders...........6,443,000
Use of proceeds........................................We will not receive any proceeds from the sale of
                                                       shares in this offering
Nasdaq National Market symbol..........................INTD

                           FORWARD-LOOKING INFORMATION


     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our actual results may differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2000, and our current reports on Form 10-Q for the periods ended September 30, 2001, June 30, 2001, and March 3, 2001 (as amended on Form 10-Q/A on August 14, 2001) which reports are incorporated herein by reference, and such section of any subsequently filed Exchange Act reports. We wish to caution you that such risks and uncertainties include, but are not limited to:

     o    our ability to continue funding operating losses;

     o our ability to manage our expenses in line with anticipated business levels;

     o    the risks associated with our acquisition of Home Account;

     o our ability to complete product implementations in required time frames;

     o our ability to increase our recurring revenues and profits through our ASP business model;

     o the impact of competitive products, pricing pressure, product demand and market acceptance risks;

     o the pace of consumer acceptance of home banking and reliance on our bank clients to increase usage of Internet banking by their customers;

     o    mergers and acquisitions;

     o    the risk of integration of our technology by large software companies;

     o    the  ability  of   financial   institution   customers   to  implement
          applications in the anticipated time frames or with the anticipated features, functionality or benefits;

     o    our  reliance  on  key   strategic   alliances   and  newly   emerging
          technologies;

     o our ability to leverage our Spectrum relationship into new business opportunities in the EBPP market;

     o the on-going viability of the mainframe marketplace and demand for traditional mainframe products;

     o    our ability to attract and retain key employees;

     o    the availability of cash for long-term growth;

     o    product obsolescence;

     o    our ability to reduce product costs;

     o    fluctuations in our operating results;

     o    delays in development of highly complex products; and

     o other risks detailed from time to time in our filings with the Securities and Exchange Commission.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential," and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." In connection with forward-looking tatements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors." Also these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

                                  RISK FACTORS


     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.


     If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.


     This prospectus contains forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in, or incorporated by reference into, this prospectus. In evaluating an investment in the shares of common stock you should consider carefully the following risk factors in addition to the other information presented in this prospectus or incorporated by reference into this prospectus.


Risk Factors Particular to Our Company
--------------------------------------

     We may require additional capital, which we may not be able to obtain, to be able to fund future operating losses, working capital needs and capital expenditures.


     The expansion and development of our business may require additional capital in the future to fund our operating losses, working capital needs and capital expenditures. The capital markets are very volatile and we may not be able to obtain future equity or debt financing in the future on satisfactory terms or at all. Our failure to generate sufficient cash flows from sales of products and services or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities. Our inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business, which could cause our business, operating results and financial condition to suffer.


     We may not be able to manage our expenses in line with anticipated business levels.


     We continually seek to control our general and administrative expenses and assess our operations in managing the continued development of infrastructure to handle anticipated business levels. Our inability so to control expenses and manage our infrastructure could cause our business, operating results and financial condition to suffer.


     The acquisition costs associated with our purchase of Home Account Holdings may exceed the benefits we ultimately realize, which could have an adverse effect on our business, operations, financial condition, and stock price.


     If the costs associated with the acquisition of Home Account Holdings ultimately exceed the benefits realized, we may experience increased losses which could cause a decline in the price of our common stock on the Nasdaq National Market and which could have an adverse effect on our business, operations and financial condition.


     Rapidly changing technologies could make our products obsolete which may adversely affect our business, operations and financial conditions.


     Our business activities are concentrated in fields characterized by rapid and significant technological advances. It is possible that our products and services will not remain competitive technologically or that our products, processes or services will not continue to be reflective of such advances. The following, among other factors, may adversely affect our ability to be technologically competitive:

     o our competitors may develop other technologies that could render our products and services noncompetitive or obsolete;

     o we may be unable to locate, hire and retain management and other key personnel with the skills and abilities required to further advance and develop our software products and services and to maintain our technological competitiveness;

     o we may be unable to introduce new products or product enhancements that achieve timely market acceptance and meet financial institutions' or Internet banking or EBPP customers' needs;

     o we may encounter unanticipated technical, marketing or other problems or delays relating to new products, features or services that we recently introduced or that we may introduce in the future;

     o we may be unable to keep pace with our competitors' spending on research and development of new products because most of our competitors and potential competitors have significantly greater financial, technological and research and development resources than we have;

     o we may be unable to develop, produce and market new products as cheaply as our competitors and we may not be able to offer new products to customers at a competitive price; and,

     o we may be unable to leverage our relationship with Spectrum (a consortium of banks aligned to invest in the development of an EBPP solution) into new business opportunities in the EBPP market.


     An inability to compete  successfully  in an  increasingly  competitive and
crowded  marketplace  could  adversely  affect  our  business,   operations  and
financial conditions.


     The market for Internet banking and other interactive financial products and services is highly competitive and subject to rapid innovation and technological change, shifting consumer preferences and frequent new product introductions. A number of corporations, including S-1 Corporation, Corillian Corporation, Financial Fusion, Inc., Digital Insight, Inc., and Incurrent Solutions, Inc., some of which have greater resources than us, offer products and services that compete directly with the products and services we offer. We expect the number of competitors in the Internet banking and EBPP products and services industry to expand greatly as a result of the popularity of the Internet and widespread ownership of personal computers. We foresee our future competitors as including:

     o banks that have already developed (or plan to develop) Internet banking and EBPP products for their own customers, with the possibility of offering the products to other banks and other banks' customers;

     o non-banks that may develop Internet banking and EBPP products to offer to banks; and,

     o computer software and data processing companies that currently offer, or will offer Internet banking and EBPP services through the use of their broad distribution channels that may be used to bundle competing products directly to end-users or purchasers.


     Our operating results fluctuate which could have an adverse effect on our business, operations and financial condition.

     Our quarterly operating results have varied significantly in the past, and it is likely that they will vary greatly in the future. Some of the factors that will likely cause our operating results to fluctuate are:

     o    the size and timing of customer orders;

     o    changes in our pricing policies or those of our competitors;

     o    new product introductions or enhancements by our competitors or by us;

     o delays in the introduction of new products or product enhancements by our competitors or by us;

     o customer order deferrals by our customers in anticipation of upgrades and new products;

     o    market acceptance of new products;

     o    the  timing  and  nature  of  sales,   marketing,   and  research  and
          development expenses by our competitors or by us; and,

     o other changes in operating expenses, personnel changes and general economic conditions.


          Additionally, certain banks and other financial institutions have recently combined or are proposing to combine, and we are unable to assess the future effect that those combinations and other possible consolidations in the banking industry will have upon us. No assurance can be given that quarterly variations in our operating results will not occur in the future, and accordingly, the results of any one quarter may not be indicative of the operating results for future quarters.


     Our stock price fluctuates significantly and could adversely affect our business, operations and financial condition.


     It is likely that in the future our common stock will continue to experience the significant volatility it has experienced in the past. Our common stock is traded on the Nasdaq National Market. The stock market, particularly in recent years, has experienced volatility that has been especially acute with respect to high technology-based stocks such as ours. The volatility of technology-based and development stage stocks has often been unrelated to the operating performance of the companies represented by the stock. Factors such as announcements of the introduction of new products or services by our competitors or by us, market conditions in the banking and other emerging growth company sectors and rumors relating to our competitors or us have had a significant impact on the market price of our common stock in the past.


     Future sales by existing shareholders may lower the price of our common stock, which could result in losses to our shareholders.

     Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities. Substantially all of our common stock is freely tradable in the public market without restriction under the Securities Act, unless these shares are held by "affiliates" of our company, as that term is defined in Rule 144 under the Securities Act. In particular, as of December 5, 2001:

          o We have issued 2,862,727 shares of our common stock and warrants to acquire up to 1,431,364 shares of our common stock to certain investors in a private placement which closed in December 2001. Additionally, we issued warrants to acquire up to 286,273 shares of common stock to our placement agent in connection with the private placement. The shares of common stock and the shares of common stock issuable upon exercise of the warrants issued in the private placement are being registered pursuant to this registration statement, and when this registration statement becomes effective, such issued shares and any shares issued upon exercise of the warrants shall become freely tradable in the public market without restriction under the Securities Act.


          o We have issued 6,900,000 shares of our common stock pursuant to our acquisition of Home Account Holdings. These shares have been registered with the SEC and are freely tradable in the public market subject to certain restrictions in the acquisition agreements. Of the 6,900,000 shares, 5,900,000 shares are being released over time to the selling stockholders, in accordance with the transfer restriction provisions of the acquisition agreements, with the exact number of shares to be released and the release dates subject to future events, as provided in the acquisition agreements. Six hundred and ninety thousand shares were released to certain of the selling stockholders on August 23, 2001, of which 457,000 shares have been sold (based on information made available to us through December 20, 2001). Another 1,035,000 shares were to be released to certain of the selling stockholders on November 23, 2001, but such shares will not be released until certain events required under the acquisition agreements occur. The remaining shares (other than 1,000,000 shares held in escrow for possible indemnity claims) are scheduled to be released on January 12, 2002. Shares released from the indemnity escrow would be released not earlier than March 31, 2002.


     We possess limited patent or registered intellectual property rights with respect to our technology and any loss or infringement of those rights could cause us to lose a valuable competitive advantage or incur costly litigation expenses that could have an adverse effect on our business, operations and financial condition.


     We possess limited patent or registered intellectual property rights with respect to our technology. We depend, in part, upon our proprietary technology and know-how to differentiate our products from those of our competitors and work independently and from time to time with third parties with respect to the design and engineering of our own products. We also rely on a combination of contractual provisions, trademarks, and trade secret laws to protect our proprietary technology. There can be no assurance, however, that we will be able to protect our technology or successfully develop new technology or gain access to such technology, that third parties will not be able to develop similar technology independently or design around our intellectual property rights, that competitors will not obtain unauthorized access to our proprietary technology, that third parties will not misuse the technology to which we have granted them access, or that our contractual or legal remedies will be sufficient to protect our interests in our proprietary technology. Enforcing or defending our intellectual property rights could be very expensive. If we cannot preserve our intellectual property rights, we may be at a competitive disadvantage.


     Claims Against Us for Infringement of Another Party's Intellectual Property Rights Could Cause Us to Incur Costly Litigation Expenses or Impact Our Ability to Offer Products or Services to Our Market


     The Internet banking software and services industry has become an area of substantial litigation concerning intellectual property rights. Claims of infringement by third parties could have a significant adverse impact on our business. The expenses associated with defending claims, even if successful, are often significant. In the event that we were found to infringe a third party's rights, we would be required to enter into a royalty arrangement to continue to offer the infringing products and services. If we were unable to obtain acceptable royalty terms, we would be forced to discontinue offering the infringing products and services or modify the products and services to become non-infringing. This could result in the significant loss of revenues or considerable additional expense.


     Delays in the development of new products or in the implementation of new or existing products at customer locations and defects or errors in the products we sell could adversely affect our business, operations and financial condition.


     We may experience delays in the development of the software and computing systems underlying our products and services. Additionally, we may experience delays when implementing our products at customer locations, and customers may be unable to implement our products in the time frames and with the functionalities that they expect or require. There can be no assurance that, despite our testing, errors will not be found in the underlying software, or that we will not experience development delays, resulting in delays in the shipment of our products, the commercial release of our products or in the market acceptance of our products, each of which could have a material adverse effect on our business, operations and financial condition.


     We are dependent on key personnel, the loss of whom could adversely affect our business, operations and financial condition. Additionally, we will need to locate, hire and retain additional qualified personnel to continue to grow our business.


     Our performance is substantially dependent on the performance of our executive officers and key employees. We depend on our ability to retain and motivate high quality personnel, especially management and skilled development teams. The loss of services of any of our executive officers or other key employees could have a material adverse effect on our business, operations or financial condition.


     Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect upon our business, operations or financial condition.

     Certain provisions of Delaware law, our certificate of incorporation and bylaws make a takeover by a third-party difficult.


     Certain provisions of Delaware law and of our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions include:

     o a provision allowing us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the holders of common stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock;

     o the existence of a stock rights plan that results in the dilution of the value of common stock held by a potential acquirer;

     o the existence of a staggered board of directors in which there are three classes of directors serving staggered three-year terms, and thereby expanding the time required to change the composition of a majority of directors and perhaps discouraging someone from making an acquisition proposal for us;

     o the bylaws' requirement that stockholders provide advance notice when nominating our directors;

     o the inability of stockholders to convene a stockholders' meeting without the meeting first being called by the chairman of the board of directors or the secretary at the request of a majority of the directors; and,

     o the application of Delaware law prohibiting us from entering into a business combination with the beneficial owner of 15% or more of our outstanding voting stock for a period of three years after the 15% or greater owner first reached that level of stock ownership, unless certain criteria are met.

Risk Factors Associated With Our Industry
-----------------------------------------


     The Internet banking and EBPP industries are relatively new and developing markets, and our success depends on the acceptance and growing use of Internet banking and electronic bill presentment and payment .


     Internet banking and EBPP continue to be developing markets. Our future financial success in the relatively new Internet banking and EBPP marketplace depends, in part, upon:

     o consumer acceptance of, and financial institutions' support for, Internet banking and EBPP technologies;

     o continued growth in personal computer sales and the number of personal computers with Internet access and continued reductions in the cost of personal computers and Internet access;

     o the degree of financial institutions' success in marketing the Internet banking and EBPP products to their customers and the ability of these institutions to implement applications in anticipated time frames or with anticipated features and functionalities; and,

     o the continued absence of regulatory controls and oversight of the Internet and electronic commerce.


     Even if this market experiences substantial growth, there can be no assurance that our products and services will be commercially successful or that we will benefit from such growth. Therefore, there can be no assurance as to the timing, introduction, or market acceptance of, or necessary regulatory approvals for, our products and services.


     Concerns related to system security and consumer protections could prevent the widespread acceptance of Internet banking and EBPP and could adversely affect our business, operations and financial condition.


     The willingness of consumers and financial institutions to use personal computer and Internet-based banking, bill payment and other financial services will depend, in part, upon the following factors:

     o our ability to protect consumer information relating to personal computer and Internet-based banking and other financial services against the risk of fraud, counterfeit and technology failure;

     o    the  frequency of  interruptions,  delays and  cessation in service to
          financial   institutions  and  individuals   resulting  from  computer
          viruses, break-ins or other problems;

     o the increase in the cost of our services and products, as well as the cost to up-grade the services and products to keep pace with rapidly changing computer and Internet technologies, may be increased by expenditures of capital and resources to reduce security breaches, break-ins and computer viruses; and,

     o the erosion of public and consumer confidence in the security and privacy of Internet banking and EBPP.


     The threat of increased government regulation of the Internet and the continuing legal uncertainty and potential liabilities associated with sharing personal and financial information on the Internet could adversely affect our business, operations and financial condition.


     Our products rely on the cost-effectiveness of, and ease of access to, the Internet. There are currently few laws or regulations directly applicable to, or commerce or other communications on, the Internet. However, due to the increasing popularity and use of the Internet, it is possible that new laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, the collection or processing of personal information, copyright infringement and the pricing, characteristics and quality of products and services. Consumers' concerns relating to privacy, security and increasing regulation could hinder the use of the Internet and the growth of our business. The adoption of restrictive laws or regulations may increase the cost of doing business over the Internet. The application to the Internet of existing laws and regulations governing such issues as property ownership and personal privacy is subject to substantial uncertainty. Mandatory privacy and security standards and protocols are still being developed by government agencies, and we may incur significant expenses to comply with any requirements that are ultimately adopted. Our financial institution customers require that our products and services will permit them to operate in compliance with all applicable laws and regulations. We may become subject to direct regulation as the market for our products and services evolves. Additionally, current or new government laws and regulations, or the application of existing laws and regulations, may expose us to significant liabilities or otherwise impair our ability to achieve our strategic objectives through increased operating costs or reduced market acceptance. If Internet use does not grow as a result of privacy or security concerns, increasing regulation or for other reasons, the sale of Internet banking and electronic bill presentment and payment products would be hindered and our business, operations and financial condition would be adversely affected.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of September 30, 2001. We have presented our capitalization:


     o    on an actual basis; and


     o on an as adjusted basis to reflect our receipt of the net proceeds from the sale of 2,862,727 shares of common stock in the private placement at the price of $2.75 per share.


     You should read the information set forth below together with our SEC filings incorporated by reference in this prospectus.

                                                                                        As of September 30, 2001
                                                                                      ------------------------------
                                                                                      ---------------- -------------
                                                                                                            As
                                                                                          Actual         Adjusted
                                                                                               (unaudited)
                                                                                       ------------------------------
                                                                                             (in thousands)
Stockholders' Equity
  Preferred  Stock,  $0.001 par value;  authorized  5,000,000  shares;  no shares     ______          ______
    issued and outstanding
  Common Stock, $0.001 par value; authorized 60,000,000 shares; 46,812,663 shares issued, actual; 49,675,390 shares issued, as adjusted; 46,006,319
    shares outstanding, actual; and 48,869,046 shares outstanding, as adjusted             47              50
  Additional paid-in capital.................................................         295,916         303,153
  Treasury stock: 806,344 shares at cost.....................................          (2,473)         (2,473)
  Deferred compensation......................................................          (1,847)         (1,847)
  Accumulated other comprehensive (loss) income..............................          (1,046)         (1,046)
  Accumulated deficit........................................................        (251,384)       (251,384)
                                                                                   -------------- ---------------
                                                                                   -------------- ---------------
Total Stockholders' Equity...................................................          39,213          46,453
                                                                                   -------------- ---------------


                                 USE OF PROCEEDS


     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. All proceeds from the sale of the shares of common stock will be received directly by the selling stockholders. See "Selling Stockholders."


                              SELLING STOCKHOLDERS


     The table below sets forth estimated information with respect to the number and percentage of shares of our common stock transferred to the escrow agent for the benefit of the selling stockholders and the number of shares being offered for sale by the selling stockholders. This estimated information is based on the assumptions discussed below.


     Pursuant to the terms of the merger agreement and ancillary agreements, we issued 6,900,000 shares of our common stock to an escrow agent to be held for the benefit of the former security holders of Home Account Holdings as part of the purchase price for Home Account Holdings. The 6,900,000 shares were deposited into escrow following the closing of the merger and are subject to be released over time to the selling stockholders in accordance with the provisions of the merger agreement and ancillary agreements. The terms of the merger agreement and ancillary agreements make it uncertain how many shares of common stock, and in certain cases whether any shares of common stock, will be allocated to any particular selling stockholder.


     Of these 6,900,000 shares, 5,900,000 shares are being released over time to the selling stockholders in accordance with the transfer restriction provisions of the merger agreement and ancillary agreements, with the exact number of shares to be released and the release dates subject to future events, as provided in the merger agreement and ancillary agreements. Six hundred and ninety thousand shares were released to certain of the selling stockholders commencing upon effectiveness of this registration statement. Another 1,035,000 shares were to be released to certain of the selling stockholders on November 23, 2001, but such shares will not be released until certain events required under the acquisition agreements occur. The remaining shares (other than those held in escrow for possible indemnity claims) will be released on January 12, 2002.


     Barring any indemnification claims of InteliData prior to March 31, 2002, the remaining 1,000,000 shares of our common stock will be released on that date to the selling stockholders in accordance with the provisions of the merger agreement and ancillary agreements.


     Of the  6,900,000  shares  issued in  connection  with the merger,  457,000 shares have been sold (based on information made available to us through December 20, 2001). The table below sets forth the amount of shares that would be received by each of the selling stockholders assuming (i) all remaining 6,443,000 shares are released from escrow to the selling stockholders, (ii) these shares are released as of January 1, 2002, and (iii) a market price for the shares of our common stock of $2.93 per share, which was the average of the high and low sales prices of our common stock on Nasdaq on December 19, 2001. While the aggregate number of shares will not be higher than 6,443,000, the actual number that will ultimately be beneficially owned by an individual selling stockholder may be higher or lower depending on the outcome of certain assumptions referred to above, including the actual market price of the shares of common stock at the times when shares are released from escrow. Except as indicated below, none of the selling stockholders has had any position, office or other material relationship within the past three years with us or our affiliates.


                                       Shares of Common                           Shares of Common Stock
                                      Stock Beneficially                            Beneficially Owned
                                      Owned Before This     Number of Shares      After This Offering
        Selling Stockholder                Offering           Being Offered
------------------------------------ --------------------- -------------------- ----------- ------------
                                            Number                                Number      Percent
------------------------------------ --------------------- -------------------- ----------- ------------
Gail F. Bronson                                       978                  978      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
eOne Global, L.P.                                 356,944              356,944      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
First Data Resources, Inc.                        219,496              219,496      0            *
 ----------------------------------- --------------------- -------------------- ----------- ------------
Brenda Granger<F1>                                 30,077               30,077      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
David Kaplan<F1>                                   19,233               19,233      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Jack Kenney                                        25,773               25,773      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Joseph Lofshult<F1>                                23,074               23,074      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Marsh & McLennan Capital
Professionals Fund, L.P.                            3,923                3,923      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Marsh & McLennan Capital
Technology Professionals Venture
Fund                                               83,547               83,547      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Marsh & McLennan Capital
Technology Venture Fund, L.P.                     196,523              196,523      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Marsh & McLennan Employees'
Securities Company, L.P.                            3,466                3,466      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Mobius Management Systems, Inc.                   337,868              337,868      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
NEA Enterprise Associates VIII
Limited Partnership                             1,119,930            1,119,930      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
NEA Presidents Fund, L.P.                           5,906                5,906      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
NEA Ventures 1999, L.P.                               394                  394      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Oak VIII Affiliates Fund, L.P.                     34,236               34,236      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Oak Investment Partners VIII, L.P.              1,767,726            1,767,726      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
William Pieper<F1>                                 31,183               31,183      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Preston Polk<F1>                                   14,654               14,654      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
William L. Powar                                      967                  967      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Douglas Skiba<F1>                                  23,084               23,084      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Eric Smith<F1>                                     19,237               19,237      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Ronald A. Terry                                     2,039                2,039      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Trident II, L.P.                                  129,140              129,140      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
U.S. Bancorp Piper Jaffray                        426,623              426,623      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Vault Holdings, LLC                             1,460,625            1,460,625      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
Charles White<F1>                                 106,354              106,354      0            *
------------------------------------ --------------------- -------------------- ----------- ------------
               Total                            6,443,000            6,443,000      0
------------------------------------ --------------------- -------------------- ----------- ------------

-----------------
*Less than 1%.

<F1> These selling stockholders served as officers of Home Account Holdings and became employees of InteliData following the merger. Mr. White is our Vice Chairman - Corporate Development and a director.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their donees, transferees, pledgees, assignees and successors-in-interest may sell, from time to time, any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.


     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. A selling stockholder, for example, will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations under it, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling stockholder and limit the timing of purchases and sales of any shares of common stock by the selling stockholder. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.


     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our securities short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.


     The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may offer and sell, from time to time, the pledged shares.


     The selling stockholder may sell shares directly to market makers acting as principals and/or broker-dealers acting as agents for itself or its customers. Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Market makers and block purchasers that purchase the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be issued to, or sold by, the selling stockholder.


     In addition, any shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.


     The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


     In certain states, the applicable state securities laws will require a holder of shares desiring to sell its shares to sell its shares only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


     In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.


     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Hunton & Williams, Atlanta, Georgia.


                                     EXPERTS

     The consolidated financial statements of InteliData as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of Home Account Holdings as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000, incorporated in this prospectus by reference from our Form 8-K, filed with the SEC on January 26, 2001 (as amended by Form 8-K/A, filed on March 26, 2001), have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any documents we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on our web site at http://www.intelidata.com or at the SEC's web site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all the shares registered by this prospectus are sold. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-58202). The documents we incorporate by reference are:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     2. Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001; June 30, 2001; and March 31, 2001 (as amended by Form 10-Q/A, filed on August 14, 2001);

     3.   Our Current  Reports on Form 8-K,  filed with the SEC on November  30,
          2001 (as amended by Form 8-K/A, filed on December 6, 2001); and January 26, 2001 (as amended by Form 8-K/A, filed on March 26, 2001);

     4. The description of our Common Stock contained in our Registration Statement on Form 8-B, as filed with the SEC on November 6, 1996; and

     5. The description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, as filed with the SEC on January 26, 1998.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, InteliData Technologies Corporation, 11600 Sunrise Valley Drive, Suite 100, Reston, Virginia 20191; telephone number (703) 259-3000.

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of December 26, 2001. You should not assume that this prospectus is accurate as of any other date.


                                TABLE OF CONTENTS
                                                 Page
The Company.........................................3
Forward Looking Information.........................4
Risk Factors........................................5
Capitalization.....................................11
Use of Proceeds....................................11
Selling Stockholders...............................11
Plan of Distribution...............................14
Legal Matters......................................15
Experts  ..........................................15
Where You Can Find More Information................15
Information Incorporated by Reference..............16



                       INTELIDATA TECHNOLOGIES CORPORATION


                                6,443,000 Shares
                                  Common Stock











                                   ----------
                                   PROSPECTUS
                                   ----------












                                December 26, 2001